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                                                                   Exhibit 10.29

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 1, 2004, by and among INTEGRITY MEDIA, INC., a Delaware corporation (the "COMPANY"), KONA ACQUISITION CORP., a Delaware corporation ("KONA") and P. Michael Coleman ("COLEMAN").

         WHEREAS, the respective Boards of Directors of the Company and Kona have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the statutory merger, on the terms and subject to the conditions set forth in this Agreement, of Kona with and into the Company (the "MERGER");

         WHEREAS, the respective Boards of Directors of the Company and Kona have approved, in accordance with the applicable provisions of the laws of the State of Delaware ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Merger;

         WHEREAS, based on the recommendation of the Special Committee (as defined in Section 3.01(e)(ii)), the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement, approval of the Merger, and approval of the conversion of each issued and outstanding share of the Company's Class A common stock, $0.01 par value per share (the "COMPANY CLASS A COMMON STOCK"), other than those issued and outstanding shares of Company Class A Common Stock Held (as defined in Section 8.13) by the Continuing Stockholders (as defined in Section 8.13), to the right to receive a cash payment from the Surviving Corporation (as defined in Section 1.01);

         WHEREAS, Coleman beneficially owns 55,100 shares of Company Class A Common Stock and 3,385,000 shares of the Company's Class B common stock, $0.01 par value per share (the "COMPANY CLASS B COMMON STOCK");

         WHEREAS, Coleman is the sole stockholder of Kona;

         WHEREAS, the sole stockholder of Kona has approved and adopted this Agreement and approved the Merger;

         WHEREAS, Coleman has informed the Company that the shares of Company Class A Common Stock and Company Class B Common Stock of which he has a pecuniary interest are not for sale, and that Coleman has no intention of selling, transferring or otherwise disposing of such shares of Company Class A Common Stock and Company Class B Common Stock; and

         WHEREAS, the Company, Kona and Coleman desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

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         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Kona shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Kona shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         SECTION 1.02. CLOSING. The closing of the Merger (the "CLOSING") will take place at 11:00 a.m., Atlanta time, on a date to be specified by the parties, which shall be not later than the second Business Day (as defined in Section 8.13) after satisfaction or waiver of the conditions set forth in
Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia, 30309, unless another time, date, or place is agreed to in writing by Kona and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

         SECTION 1.03. EFFECTIVE TIME OF THE MERGER. As soon as practicable on or after the Closing Date, the parties shall: (a) file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL; and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Kona and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME."

         SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.05. CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION.

                  (a) At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

                  (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the

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Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

         SECTION 1.06. DIRECTORS OF SURVIVING CORPORATION. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. OFFICERS OF SURVIVING CORPORATION. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         SECTION 2.01. CONVERSION OF SECURITIES.

                  (a) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Kona, the Company or any of their respective securityholders:

                           (i)      COMPANY CLASS A COMMON STOCK.

                                    (A)      Non-Continuing Stockholders. Each
share of Company Class A Common Stock, other than those shares of Company Class A Common Stock Held by the Dissenting Stockholders (as defined in Section 2.01(a)(vii)), outstanding at the Effective Time Held by a Non-Continuing Stockholder (as defined in Section 8.13), shall be deemed canceled and converted into the right to receive cash in an amount equal to $6.50, without interest (the "PER SHARE CASH MERGER CONSIDERATION"), and each such share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced a Non-Continuing Stockholder's ownership of shares of Company Class A Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Merger Consideration.

                                    (B)      Continuing Stockholders. Each share
of Company Class A Common Stock, other than those shares of Company Class A Common Stock Held by the Dissenting Stockholders, outstanding at the Effective Time Held by a Continuing Stockholder, shall continue to represent one share of Class A common stock of the Surviving Corporation, and each certificate that immediately prior to the Effective Time evidenced a Continuing Stockholder's ownership of shares of Company Class A Common Stock shall continue to evidence ownership of the same number of shares of Class A common stock of the Surviving Corporation.

                           (ii)     SURVIVING CORPORATION CLASS A SHARES. Each
share of Company Class B Common Stock outstanding at the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of Class A common stock

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of the Surviving Corporation. All shares of Class A common stock of the
Surviving Corporation issued pursuant to this Section 2.01(a)(ii) (the "SURVIVING CORPORATION CLASS A SHARES") shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to ownership thereof.

                           (iii)    COMPANY OPTIONS.

                                    (A)      Non-Continuing Stockholders.
Promptly following the execution and delivery of this Agreement, the Compensation Committee of the Board of Directors of the Company shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide, and the Company shall cause (a) on the Business Day prior to the Effective Time, each unvested and unexercisable Company Option (as defined in Section 8.13) held by a Non-Continuing Stockholder to become fully vested and exercisable and (b) immediately prior to the Effective Time, each such unexpired and unexercised Company Option granted under the Integrity Incorporated 1999 Long-Term Incentive Plan and Integrity Media, Inc. 2001 Long-Term Incentive Plan to be cancelled either (i) if the Company Option has an exercise price per share of the Company Class A Common Stock previously subject to such Company Option that is less than the Per Share Cash Merger Consideration (an "ELIGIBLE OPTION"), in consideration of the right to receive cash in an amount equal to the excess of the Per Share Cash Merger Consideration over the exercise price (the "OPTION PAYMENT") or (ii) if the exercise price of the Company Option is greater than the Per Share Cash Merger Consideration (an "INELIGIBLE OPTION"), without the payment of cash or issuance of other securities. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof and shall be of no further force and effect. With regard to any Company Option granted under the Integrity Music, Inc. Long-Term Incentive Plan adopted in 1994, Integrity Music, Inc. 1994 Stock Option Plan for Outside Directors and Integrity Media, Inc. 2002 Stock Option Plan for Outside Directors, the Company shall use its reasonable best efforts to cause (x) each Non-Continuing Stockholder who is also a holder of an Eligible Option to exercise such Eligible Option prior to the Effective Time or to agree to the cancellation of such Eligible Option in exchange for the right to receive an Option Payment as provided for hereinabove and (y) each Non-Continuing Stockholder who is also a holder of an Ineligible Option to consent to the termination of such Ineligible Option prior to the Effective Time (each, an "OPTION TERMINATION CONSENT"). Each Option Termination Consent shall include a confirmation from the holder that, upon the effectiveness of such cancellation or termination, he or she will have no rights relating to such Company Option, except to the extent contemplated hereinabove.

                                    (B)      Continuing Stockholders. Each
Company Option outstanding at the Effective Time held by a Continuing Stockholder shall remain outstanding and become an obligation of the Surviving Corporation.

                           (iv)     KONA COMMON STOCK. Each share of common
stock of Kona, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and

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no cash or other consideration shall be delivered or deliverable in exchange therefore (other than the refund to Coleman of his initial $100 capital contribution).

                           (v)      FRACTIONAL SHARES. No fraction of a share of
Company Class A Common Stock will be issued in the Merger, but in lieu thereof, any holder who would otherwise be entitled to a fraction of a share of Company Class A Common Stock (after aggregating all fractional shares of Company Class A Common Stock to be received by such holder) shall be entitled to receive from the Company an amount of cash (rounded to the nearest whole cent) equal to the product of (A) such fraction, multiplied by (B) Per Share Cash Merger Consideration.

                           (vi)     ADJUSTMENTS TO MERGER CONSIDERATION. In the
event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Class A Common Stock or Company Class B Common Stock), reorganization, reclassification, combination, recapitalization, or other like change with respect to Company Class A Common Stock or Company Class B Common Stock occurring after the date hereof and prior to the Effective Time, then each of the Per Share Cash Merger Consideration and the Surviving Corporation Class A Shares shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

                           (vii)    DISSENTING STOCKHOLDERS. Any holder of
shares of Company Class A Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL (a "DISSENTING STOCKHOLDER") shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Delaware Law; provided, that no such payment shall be made to a Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of Section 262 of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Stockholder fails to perfect, or effectively withdraws or loses, such Dissenting Stockholder's right to appraisal of and payment for such holder's shares, the Surviving Corporation shall issue and deliver the consideration to which such Dissenting Stockholder is entitled under this Article 2 (without interest) upon surrender by such Dissenting Stockholder of the certificate or certificates representing the shares of Company Class A Common Stock held by such Dissenting Stockholder. If and to the extent required by applicable law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to Dissenting Stockholders. Upon satisfaction of all claims of Dissenting Stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation. The Company shall serve prompt notice to Kona of any demands for appraisal of any shares of Company Class A Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Kona shall have the right to participate in and direct all negotiations and

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proceedings with respect to such demands. Prior to the Effective Time, the
Company shall not, without the prior written consent of Kona (which consent shall not be withheld unreasonably), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

         SECTION 2.02. SURRENDER OF CERTIFICATES.

                  (a) EXCHANGE AGENT. The Company's transfer agent shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) PROVISION OF TOTAL CASH MERGER CONSIDERATION. Subject to the conditions set forth in Article VI of this Agreement, the total amount of cash to be paid in respect of the shares of Company Class A Common Stock pursuant to Section 2.01(a)(i)(A) and the Eligible Options pursuant to Section 2.01(a)(iii)(A) (the "TOTAL CASH MERGER CONSIDERATION") shall be provided to the Exchange Agent in cash prior to the Effective Time.

                  (c)      EXCHANGE PROCEDURES.

                           (i)      Within two Business Days following the
Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of (i) Company Class A Common Stock converted into the right to receive the Per Share Cash Merger Consideration pursuant to Section 2.01(a)(i)(A) (the "COMPANY CERTIFICATES"), and (ii) Company Class B Common Stock converted into the right to receive the Surviving Corporation Class A Shares pursuant to Section 2.01(a)(ii) (the "CLASS B CERTIFICATES," together with the Company Certificates, the "CERTIFICATES"):
(A) a form of letter of transmittal (the "LETTER OF TRANSMITTAL"); and (B) instructions for use of the Letter of Transmittal in effecting the surrender of either the Company Certificates in exchange for such holder's pro rata portion of the Total Cash Merger Consideration or the Class B Certificates in exchange for such holder's pro rata portion of the Surviving Corporation Class A Shares. The Letter of Transmittal shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a properly completed and duly executed Letter of Transmittal, (i) the holder of record of such Certificate shall be entitled to receive: (A) if it is a Company Certificate, a check in the amount equal to such holder's pro rata portion of the Total Cash Merger Consideration as calculated pursuant to Section 2.01(a)(i)(A) hereof in respect of such Certificate; or (B) if it is a Class B Certificate, a certificate representing the number of whole shares of Class A common stock of the Surviving Corporation to which such holder is entitled pursuant to Section 2.01(a)(ii) and cash in lieu of fractional shares (if any), to which such holder is entitled pursuant to Section 2.01(a)(v); and (ii) such Certificate shall be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive such holder's pro rata

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portion of either (x) the Total Cash Merger Consideration contemplated by
Section 2.01(a)(i)(A), or (y) the Surviving Corporation Class A Shares contemplated by Section 2.01(a)(ii). Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Certificate pursuant to the provisions of this Article II.

                           (ii)     Within two Business Days following the
Effective Time, each holder of an Eligible Option converted into the right to receive the Option Payment pursuant to Section 2.01(a)(iii)(A) shall be entitled to receive from the Exchange Agent a check in the amount equal to such holder's pro rata portion of the Total Cash Merger Consideration as calculated pursuant to Section 2.01(a)(iii)(A) hereof. Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of an Eligible Option pursuant to the provisions of this Article II.

                  (d) NO LIABILITY. Notwithstanding anything to the contrary in this Section 2.02, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to any Person (as defined in Section 8.13) for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the pro rata portion of the Total Cash Merger Consideration contemplated by Section 2.01(a)(i)(A) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as such term is defined in Section 8.13)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

         SECTION 2.03. NO FURTHER OWNERSHIP RIGHTS IN COMPANY CLASS A COMMON STOCK OR COMPANY CLASS B COMMON STOCK. The Per Share Cash Merger Consideration issued or issuable following the surrender for exchange of the Company Certificates in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to the shares of Company Class A Common Stock represented by the Company Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Company Class A Common Stock that were issued and outstanding immediately prior to the Effective Time. The Surviving Corporation Class A Shares issued or issuable following the surrender for exchange of Class B Certificates representing shares of Company Class B Common Stock in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to such shares of Company Class B Common Stock, and there shall be no further registration of transfers on the records of the Company of such shares of Company Class B Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate for shares of Company Class A Common Stock or Company Class B Common Stock converted into the right to receive Per Share Cash Merger Consideration or the Surviving Corporation Class A Shares, as the case may be, is presented to the Surviving

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Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article II.

         SECTION 2.04. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate representing shares of Company Class A Common Stock held of record by a Non-Continuing Stockholder shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such holder's pro rata portion of the Total Cash Merger Consideration as may be required pursuant to Section 2.01(a)(i)(A) in respect of such Certificate; PROVIDED, HOWEVER, that the Surviving Corporation, in its discretion and as a condition precedent to the delivery thereof, may require the record holder of such Certificate to deliver a bond in such sum as the Company may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, the Exchange Agent, or any of their respective representatives or agents with respect to such Certificate.

         SECTION 2.05. WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the Per Share Cash Merger Consideration or Option Payment otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Non-Continuing Stockholders, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

         SECTION 2.06. TERMINATION OF EXCHANGE AGENT FUNDING. Any portion of funds (including any interest earned thereon) held by the Exchange Agent that has not been delivered to Non-Continuing Stockholders pursuant to this Article II within six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.02(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat, and similar laws) for its claim for such holder's pro rata portion of the Total Cash Merger Consideration only as a general creditor thereof.

         SECTION 2.07. TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and interest in, to and under, or possession of, all assets, property, rights, privileges, powers, and franchises of Kona, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

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                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Kona prior to the execution of this Agreement (the "DISCLOSURE LETTER"), the Company represents and warrants to Kona as follows:

                  (a) ORGANIZATION, POWER, AND STANDING. The Company and each Subsidiary (as defined in Section 8.13) of the Company: (i) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has all requisite corporate, company, or partnership power and authority to carry on its business as now being conducted; and (iii) to the Knowledge (as defined in Section 8.13) of the Company, is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified, or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect (as defined in Section 8.13). Each Subsidiary of the Company is listed in Section 3.01(a) of the Disclosure Letter. Each jurisdiction in which the Company and any Subsidiary of the Company is qualified to do business is set forth in Section 3.01(a) of the Disclosure Letter.

                  (b) CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. The Company has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Requisite Approval (as defined in Section 3.01(e)), and to comply with the provisions of this Agreement. All corporate action on the part of the Company, its officers, directors, and stockholders necessary for: (i) the authorization, execution, and delivery of this Agreement;
(ii) the performance of all obligations of the Company under this Agreement;
(iii) the authorization, issuance, and delivery of the Surviving Corporation Class A Shares; and (iv) the consummation of the transactions contemplated by this Agreement, subject in the case of the Merger, to obtaining the Requisite Approval, has been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally, or by general equitable principles.

                  (c) NO CONFLICT. The execution and delivery by the Company of this Agreement, consummation of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, do not and will not: (A) violate the

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Company's Certificate of Incorporation or Bylaws; or (B) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity applicable to the Company, any Subsidiary of the Company, the business or assets of the Company, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 7,500,000 shares of Company Class A Common Stock, of which 2,384,783 shares are issued and outstanding; (ii) 10,500,000 shares of the Company Class B Common Stock, of which 3,385,000 shares are issued and outstanding; and (iii) 500,000 shares of the Company's preferred stock, $0.01 par value per share, none of which are issued and outstanding. There are no other issued and outstanding shares of capital stock or voting securities of the Company. All outstanding shares of the Company's capital stock have been duly authorized, and are validly issued, fully paid, and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of the Company. Except as disclosed in the Company SEC Documents (as defined in Section 3.01(g)(i)), there are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which the Company or any Subsidiary of the Company is a party, or by which the Company or any Subsidiary of the Company is bound that, directly or indirectly, obligate the Company or any Subsidiary of the Company to issue, deliver or sell or cause to be issued, delivered or sold any additional securities or any other capital stock of the Company or any Subsidiary of the Company, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is a party to any agreement or understanding regarding the voting or the registration under federal or state law of any shares of the Company's capital stock or the equity voting interests of any Subsidiary of the Company. All of the outstanding capital stock or other equity interests in each of the Subsidiaries is owned by the entities reflected in Section 3.01(d) of the Disclosure Letter, free and clear of all liens, claims, charges, or encumbrances. All outstanding shares of capital stock of each corporate Subsidiary have been validly issued and are fully paid and nonassessable. All equity interests of each other Subsidiary have been validly issued and are fully paid.

                  (e) VOTE REQUIRED; SPECIAL INDEPENDENT COMMITTEE; BOARD APPROVAL.

                           (i)      The adoption of this Agreement at the
Stockholders' Meeting (as defined in Section 5.01(a)), or any adjournment or postponement thereof, by a majority of the outstanding stock of the Company entitled to vote at the Stockholders' Meeting (the "REQUISITE APPROVAL"), is the only approval of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and consummate the transactions contemplated by this Agreement under Delaware Law.

                           (ii)     The special independent committee of the
Board of Directors of the Company, comprised of William A. Jolly, Heeth Varnedoe III and Jimmy M. Woodward (the "SPECIAL COMMITTEE"), at a meeting duly called and held at

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which all members of the Special Committee were present, duly and unanimously adopted resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that (I) it is in the best interests of the Disinterested Stockholders (as defined in Section 8.13) that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and (II) the terms and conditions of this Agreement and the Merger are fair to the Disinterested Stockholders; and (C) recommending to the Board of Directors of the Company that
(I) this Agreement be submitted to a vote for adoption at the Stockholders' Meeting, and (II) it recommend that the Company's stockholders adopt this Agreement.

                           (iii)    The Board of Directors of the Company, at a
meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted (with Coleman and Jean C. Coleman abstaining) resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (C) directing that this Agreement be submitted to a vote for adoption at the Stockholders' Meeting; and (iv) recommending that the Company's stockholders adopt this Agreement.

                  (f) OPINION OF FINANCIAL ADVISOR. SunTrust Capital Markets, Inc., through its SunTrust Robinson Humphrey Capital Markets Division (the "FINANCIAL ADVISOR") has delivered its opinion, dated March 1, 2004, to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein the Per Share Cash Merger Consideration to be received by the Disinterested Stockholders is fair, from a financial point of view. A true, correct, and complete copy of such opinion has been provided to Kona prior to or on the date hereof.

                  (g) COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; LIABILITIES AND OBLIGATIONS OF THE COMPANY.

                           (i)      Since December 31, 2002, the Company has
timely filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by it with the SEC (collectively, the "COMPANY SEC DOCUMENTS") pursuant to the Exchange Act, the Securities Act, and the SEC's rules and regulations thereunder. The Company has furnished, or otherwise made available, the Company SEC Documents to Kona. No Subsidiary of the Company is required to file any forms, reports, schedules, statements, or other document with the SEC. As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (ii)     The financial statements (including the
related notes) of the Company included in the Company SEC Documents (including, in each case, balance sheets, statements of operations, and statements of cash flows) (collectively, the "COMPANY FINANCIAL STATEMENTS"): (A) comply as to form in all material respects with the accounting requirements applicable at the time the Company SEC Documents were filed and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto));
(C) are consistent with the books and records of the Company in all material respects; (D) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which are immaterial in amount); and (E) disclose all liabilities of the Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, and except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

                           (iii)    Neither the Company nor any Subsidiary of
the Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) that has arisen or accrued or otherwise been incurred since December 31, 2002, including any liability that might result from an audit of its tax returns by any taxing authority, except for: (A) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect; (B) the liabilities and obligations of the Company and each Subsidiary of the Company that are disclosed or reserved against in the balance sheet of the most recent date contained in the Company SEC Documents, to the extent and in the amounts so disclosed or reserved against; and (C) liabilities incurred or accrued in the ordinary course of business thereafter, and liabilities incurred in connection with the transactions contemplated hereby.

                           (iv)     Except as disclosed in the most recent
Company Financial Statements, neither the Company nor any Subsidiary of the Company is in default with respect to any liability or obligation that has arisen or accrued or otherwise been incurred since December 31, 2002, except for defaults that, individually or in the aggregate would not have a Material Adverse Effect, and all such liabilities or obligations shown or reflected in the most recent Company Financial Statements and such liabilities incurred or accrued thereafter were incurred in the ordinary course of business, and except for liabilities and obligations, that, individually or in the aggregate, would not have a Material Adverse Effect.

                  (h) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents, since December 31, 2002, the Company and each Subsidiary of the Company have conducted its business only in the ordinary course of such business and, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has: (i) suffered a Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, would not have a Material Adverse Effect; (ii) incurred any material obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except for liens for taxes not yet due and payable and liens and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect; (iv) written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest completed fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice and except for those that, individually or in the aggregate, would not have a Material Adverse Effect; (v) sold, licensed or transferred or agreed to sell, license or transfer, any of its assets, except in the ordinary course of business and consistent with past practice; (vi) to the Company's Knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract, or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect; (viii) become aware of any event, condition, or other circumstance relating solely to its assets (as opposed to any such event, condition, or circumstance which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect; (ix) made any capital expenditures or commitments, any one of which is more than $500,000, for additions to property, plant, or equipment without prior approval of the Board of Directors of the Company; (x) made any material change in any method of accounting or accounting practice; (xi) paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of its officers or directors, or any business or entity in which any officer or director of the Company, or any affiliate or associate of any of such Persons has any direct or' indirect interest; or (xii) agreed to take any action described in this Section 3.01(h).

                  (i) LITIGATION. Except as disclosed in the Company SEC Documents, there are no claims, actions, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, by or before any court or other Governmental Entity, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. As of the date hereof, no action or proceeding has been instituted or, to the Knowledge of the Company, threatened before any court or other Governmental Entity by any Person seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  (j) BROKERS AND FINDERS. Except for payment obligations to the Financial Advisor, as set forth in the engagement letter dated as of December 8, 2003, a true, correct and complete copy of which has been provided to Kona prior to the date hereof, the Company has not, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  (k)      SCHEDULE 13E-3 AND PROXY STATEMENT. Neither the
Schedule 13E-3 nor the Proxy Statement will, at the respective times filed with the SEC or first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date mailed to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Kona or any of its affiliates specifically for inclusion therein.

                  (l) ACCURACY OF REPRESENTATIONS. No representation or warranty by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished to Kona pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF KONA AND COLEMAN. Kona and Coleman, jointly and severally, represent and warrant to the Company as follows:

                  (a) ORGANIZATION. Kona is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to carry on its business as now being conducted.

                  (b) CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Kona has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with the provisions of this Agreement. All corporate action on the part of Kona, its officers, directors, and stockholders necessary for: (ii) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of Kona under this Agreement; and (iii) the consummation of the transactions contemplated by this Agreement has been taken, and this Agreement constitutes a valid and legally binding obligation of Kona, enforceable against Kona in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally, or by general equitable principles.

                  (c) NO CONFLICT; CONSENTS. Except for the filing of the Certificate of Merger as provided in Section 1.03, the execution and delivery by Kona of this Agreement, consummation of the transactions contemplated hereby, and the performance by Kona of its obligations hereunder, do not and will not:
(A) require the consent, approval, action, order, declaration, or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture, or other instrument to which Kona is a party, or to which any of its respective properties are subject; (B) violate the terms of any instrument, document, or agreement to which Kona is a party or by which Kona, or the Property of Kona is bound, or be in conflict with, result in a breach of, or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement or result in the creation of a lien upon any of the property or assets of Kona, except for such violations, conflicts, breaches, and defaults which individually or in the aggregate, would not have a material adverse effect on Kona; (C) violate Kona's Certificate of Incorporation or Bylaws; or (D) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity applicable to Kona, the business or assets of Kona, except for such violations which would not, individually or in the aggregate, have a material adverse effect on Kona.

                  (d) CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Kona consists of 1,000 shares of Common Stock, of which 100 shares are issued and outstanding. As of the date of this Agreement, there are no other issued and outstanding shares of capital stock or voting securities of Kona. All outstanding shares of Kona's capital stock have been duly authorized, and are validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Kona. There are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which Kona is a party, or by which Kona is bound that, directly or indirectly, obligates Kona to issue, deliver or sell or cause to be issued, delivered or sold, any additional securities or any other capital stock of Kona, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Kona.

                  (e) SCHEDULE 13E-3 AND PROXY STATEMENT. No document filed or to be filed by or on behalf of Kona with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Kona specifically for inclusion in the Schedule 13E-3 or the Proxy Statement will, at the respective times filed with the SEC or other Governmental Entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Proxy Statement, at the date mailed to the Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Kona makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of the Company or any Subsidiary of the Company, or affiliates (other than Kona) specifically for inclusion therein.

                  (f) INTERIM OPERATIONS OF KONA. Kona was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

                  (g) FINANCING ARRANGEMENTS. Kona has delivered to the Company a true and complete copy of:

                           (i)      the commitment letter, dated February 27,
2004, addressed to the Company (the "SENIOR DEBT COMMITMENT Letter") from LaSalle Bank National Association ("LBNA"), pursuant to which LBNA has indicated that it is committed to provide $22,636,666 in debt financing (the "SENIOR DEBT FINANCING"), subject to the terms and conditions therein, for purposes of consummating the transactions contemplated hereby. As of the date hereof, the Senior Debt Commitment Letter has not been amended, modified or withdrawn and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred that (with or without notice, lapse of time, or both) would constitute a default thereunder on the part of the Company or LBNA, as the case may be. As of the date hereof, LBNA has not advised Kona of any facts or circumstances, and Kona knows of no facts or circumstances, that cause Kona to believe the financing contemplated by the Senior Debt Commitment Letter will not be consummated substantially in accordance with the terms thereof.

                           (ii)     the commitment letter, dated February 18,
2004, addressed to Kona (the "SUBORDINATED DEBT COMMITMENT Letter") from Key Principal Partners, LLC ("KPP"), pursuant to which KPP has indicated that it is committed to provide $15,000,000 in debt financing (the "SUBORDINATED DEBT FINANCING"), subject to the terms and conditions therein, for purposes of consummating the transactions contemplated hereby. As of the date hereof, the Subordinated Debt Commitment Letter has not been amended, modified or withdrawn and is in full force and effect. All commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred that (with or without notice, lapse of time, or both) would constitute a default thereunder on the part of Kona or KPP, as the case may be. As of the date hereof, KPP has not advised Kona of any facts or circumstances, and Kona knows of no facts or circumstances, that cause Kona to believe the financing contemplated by the Subordinated Debt Commitment Letter will not be consummated substantially in accordance with the terms thereof.

                           (iii)    The aggregate proceeds of the financings
contemplated by the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter, when taken together, are sufficient to pay the Total Cash Merger Consideration.

                  (h) SOLVENCY. Kona is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger. Kona has not, nor will have the Surviving Corporation as of the Effective Time, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Kona is not engaged, nor currently contemplating being engaged through the Surviving Corporation, in a business or transaction for which any property remaining with it would be insufficient to continue to operate its businesses or to pay its debts generally as they come due.

         SECTION 3.03. SEVERAL REPRESENTATIONS AND WARRANTIES OF COLEMAN. Coleman represents and warrants to the Company as follows:

                  (a) HOLDINGS OF COMPANY CAPITAL STOCK. Coleman beneficially owns an aggregate of 55,100 shares of Company Class A Common Stock and an aggregate of 3,385,000 shares of Company Class B Common Stock.

                  (b) TITLE TO KONA CAPITAL STOCK. Coleman is the sole holder of record and beneficial owner of all of the outstanding capital stock of Kona.

                  (c) CAPACITY; DUE AUTHORIZATION. Coleman has capacity to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with the provisions of this Agreement. This Agreement constitutes a valid and legally binding obligation of Coleman, enforceable against him in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally, or by general equitable principles.

                  (d) REFUSAL TO SELL. Except as set forth in Section 3.03(d) of the Disclosure Letter, Coleman is unwilling to, and will not, sell, transfer or otherwise dispose of shares of Class A Common Stock or Class B Common Stock that he beneficially owns to a third party.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.01. CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as otherwise required or contemplated hereunder or pursuant to that certain Credit Agreement, dated April 25, 2001, by and between the Company and LBNA, as amended, or as required by applicable law, without the prior consent of Kona (which consent shall not be withheld unreasonably), the Company shall, and shall cause each Subsidiary of the Company to:

                  (a) use all reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice;

                  (b) not amend its Certificate or Articles of Incorporation or Bylaws or declare, set aside or pay any dividend, or other distribution or payment in cash, stock, or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock;

                  (c) not issue, grant, sell, or pledge or authorize the issuance, grant, sale, or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than the conversion of any convertible securities outstanding on or prior to the date of this Agreement;

                  (d) not, without the prior approval of the Board of Directors of the Company, (i) sell, transfer, lease, or otherwise dispose of or encumber any assets which are material, individually or in the aggregate, to the Company's business, taken as a whole, except in the ordinary course of business and consistent with past practice; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any Person;

                  (e) use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees;

                  (f) not, without the prior approval of the Board of Directors of the Company, enter into or amend any contract, agreement, commitment or instrument that requires (or is reasonably expected to require) payments or provides (or is reasonably expected to provide) for receipts in excess of $500,000 on an annual basis (a "MATERIAL CONTRACT"), except in the ordinary course of business and consistent with past practice;

                  (g) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring, or recapitalization of the Company;

                  (h) except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay (otherwise than pursuant to policies or contracts in effect on the date hereof and described in the Disclosure Letter) to, or enter into any employment agreement with, any of its executive officers or directors;

                  (i) not: (i) increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees; (ii) enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees, except in the ordinary course of business and consistent with past practice; or (iii) establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any employee benefit plan as of the date hereof;

                  (j) not, without the prior approval of the Board of Directors of the Company, settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, modify, amend, or terminate any of its Material Contracts or waive, release, or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

                  (k) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC, the Financial Accounting Standards Board or GAAP;

                  (l) not adjust, split, combine, or reclassify its capital stock;

                  (m)      not create or acquire any subsidiaries;

                  (n) not make any material tax election or settle or compromise any material tax liability; and

                  (o) not authorize, or enter into any agreement or arrangement to do any of the foregoing, or otherwise to take any of the foregoing actions, or any action that could reasonably be expected to make any of the Company's representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

         SECTION 4.02. SUPERIOR PROPOSALS.

                  (a) At any time prior to obtaining the Requisite Approval, the Board of Directors of the Company may, in response to a Superior
Proposal:

                           (i)      withdraw or modify in a manner adverse to
Kona, or propose publicly to withdraw or modify in a manner adverse to Kona, the recommendation or declaration of advisability by such Board of Directors of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Superior Proposal or resolve or agree to take such action (an "ADVERSE RECOMMENDATION"); and

                           (ii)     cause the Company to terminate this
Agreement;

PROVIDED, HOWEVER, that the Company shall not terminate this Agreement pursuant to this Section 4.02(a), and any purported termination shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.08(d) (including the payment of the Kona Expense Reimbursement (as defined in Section 5.08(d)) prior to or concurrently with such termination) in connection with such Superior Proposal; and PROVIDED FURTHER, HOWEVER, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 4.02(a) until after the fifth Business Day following Kona's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") from the Company advising Kona that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal, stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to this Section 4.02(a), and including copies of all documents and written communications relating to such Superior Proposal exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants, or other advisors, on the one hand, and the party making a Superior Proposal or any of its officers, directors, investment banks, attorneys, accountants, or other advisors, on the other hand (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period). For purposes of this Agreement, the term "SUPERIOR PROPOSAL" means any bona fide written offer made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 38.44% of the voting power of the Company or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Special Committee determines in its good faith judgment to have a higher value per share than the Per Share Cash Merger Consideration payable in the Merger and which proposal is determined in good faith by the Special Committee to be more favorable to the Disinterested Stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Kona in response to such Superior Proposal or otherwise.

                  (b) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule l4d-9 and Rule 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Delaware Law.

         SECTION 4.03. COMPANY BOARD ACTIONS. Any action to be taken by the Board of Directors of the Company, or any committee thereof whose members include Coleman or Jean C. Coleman, pertaining to this Agreement or any transaction or action contemplated hereby (including, without limitation, the Merger or actions authorized by Section 4.02(a)) shall be taken by the affirmative vote of a majority of the disinterested directors as contemplated by
Section 144 of the DGCL.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         SECTION 5.01. STOCKHOLDERS' MEETING. Subject to applicable law and the other provisions of this Agreement, the Company shall, in accordance with Delaware Law, its Certificate of Incorporation and its Bylaws: (a) duly call, give notice of, convene, and hold a special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the "STOCKHOLDERS' MEETING"); (b) include in the proxy statement or information statement prepared by the Company for distribution to stockholders of the Company in advance of the Stockholders' Meeting (the "PROXY STATEMENT") in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act, the recommendation of the Board of Directors that the stockholders of the Company adopt this Agreement; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, including any information required to be disclosed on
Schedule 13E-3 and, after consultation with Kona, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time; and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated thereby. Kona and Coleman will promptly provide the Company with the information concerning Kona and Coleman required to be included in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3.

         SECTION 5.02. PREPARATION OF PROXY STATEMENT AND SCHEDULE 13E-3.

                  (a) The Company shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the "PRELIMINARY PROXY STATEMENT") and the Schedule 13E-3. The Company shall: (i) file the Preliminary Proxy Statement and the Schedule 13E-3 with the SEC promptly after it has been prepared in a form reasonably satisfactory to Kona; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement or the
Schedule 13E-3 required in response to comments of the SEC or its staff or that the Company or the Special Committee deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC. After the Proxy Statement shall have been mailed to the Company's stockholders, the Company, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Kona and the Special Committee. In addition, the Company shall:
(i) promptly notify Kona of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or Proxy Statement or for additional information, and will promptly supply Kona and the Special Committee with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, the Schedule 13E-3 or the Merger; and (ii) promptly inform Kona and the Special Committee if at any time prior to the Stockholders' Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case the Company, in consultation with Kona and the Special Committee, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

                  (b) It is expressly understood and agreed that: (i) Kona and the Company will consult with each other in connection with all aspects of the preparation, filing, and clearance by the SEC of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 (including any and all amendments or supplements thereto); (ii) the Company shall give Kona and the Special Committee the reasonable opportunity to review and comment on each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 prior to filing with the SEC and shall give Kona and the Special Committee the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to filing with the SEC and each of the Company and Kona agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC; and (iii) to the extent practicable and desired by Kona and the Special Committee, the Company and the Special Committee shall permit Kona to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to each of the Proxy Statement, Preliminary Proxy Statement, and
Schedule 13E-3 or any of the transactions contemplated thereby (provided that Kona shall not separately communicate with the SEC and in the event that such participation by Kona is not practicable or desired by Kona, the Company shall promptly inform Kona of the content of all such communications and the participants involved therein).

         SECTION 5.03. ACCESS TO INFORMATION.

                  (a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall: (i) afford Kona and its accountants, counsel, and other representatives reasonable access during normal business hours to (A) all of the Company's properties, books, contracts, commitments, and records, and
(B) all other information concerning the business, properties, and personnel of the Company as Kona may reasonably request; and (ii) the Company shall provide to Kona and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Kona with one or more representatives of Kona to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

         SECTION 5.04. PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Kona and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (regardless of whether it is in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), including any press release or public statement or disclosure required by law, by judicial process or by obligations pursuant to any listing agreement with any national securities exchange. If compliance with both of the preceding provisions of this Section
5.04 and such law, judicial process or listing agreement is impractical, the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

         SECTION 5.05. CONSENTS; COOPERATION.

                  (a) Each of Kona and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

                  (b) As soon as practicable after the date hereof, the Company shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Kona at or prior to the Closing, all consents, waivers and approvals under each contract listed or described in Section 5.05(b) of the Disclosure Letter, each such contract to be that which the Company is a party in respect of which the failure to obtain a novation or consent to assignment in connection with the Merger or any other transaction contemplated by this Agreement, individually or in the aggregate, could reasonably be expected to materially and adversely affect the Company's ability to operate the business of the Company in the same manner as such business was operated by the Company prior to the Effective Time, or required to be obtained in connection with the consummation of the transactions contemplated hereby for the assignment thereof or otherwise.

         SECTION 5.06. LEGAL REQUIREMENTS. Each of the parties hereto shall: (a) take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on him or it with respect to the consummation of the transactions contemplated by this Agreement; (b) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement; and (c) take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         SECTION 5.07. COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use his or its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use commercially reasonable efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

         SECTION 5.08. FEES AND EXPENSES.

                  (a) Except as expressly set forth in this Section 5.08 and as provided for in Section 8.09, all fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that this Agreement is terminated by Kona, Coleman or the Company pursuant to Section 7.01(d), then the Company shall pay to Kona upon demand, payable in same day funds, fifty percent (50%) of the actual, documented out-of-pocket costs and expenses of Kona reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any financing fees, costs and expenses, and the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors).

                  (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f)(i) and the Company shall not have breached any representation, warranty or covenant contained herein in any material respect, then Kona shall pay to the Company upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of the Company reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to an amount not to exceed $100,000.

                  (d) In the event that this Agreement is terminated by (i) Kona or Coleman pursuant to Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(e)(iii) or Section 7.01(e)(iv) and neither Kona nor Coleman shall have breached any representation, warranty or covenant contained herein in any material respect or (ii) the Company pursuant to Section 7.01(f)(ii), then the Company shall pay to Kona upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of Kona reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to an amount not to exceed $400,000 (the "KONA EXPENSE REIMBURSEMENT").

         SECTION 5.09. [INTENTIONALLY OMITTED]

         SECTION 5.10. COMPANY CLASS B COMMON STOCK RESTRICTIONS. Until the earlier of the Effective Time or the termination of this Agreement according to its terms, no holder of Company Class B Common Stock shall, directly or indirectly, (i) sell, transfer or otherwise dispose of any shares of Company Class B Common Stock; and (ii) convert any shares of Company Class B Common Stock into shares of Company Class A Common Stock.

         SECTION 5.11. INDEMNIFICATION AND INSURANCE.

                  (a) All rights to indemnification existing in favor of the present or former directors, officers and employees (or any person who served at the Company's or any of its subsidiaries' request as an officer, director or agent) of the Company or any of its subsidiaries (or any other entity or enterprise, such as, a partnership, joint venture, trust or employee benefit plan) as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's subsidiaries or other entity or enterprise and the indemnification agreements, if any, with such person or persons, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than five years following the Effective Time, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for the period set forth in the preceding sentence in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers or employees of the Company or otherwise entitled to indemnification under the Certificate of Incorporation or Bylaws of the Company (the "INDEMNIFIED PARTIES"). It is understood and agreed that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement entered into with the consent of the Surviving Corporation (which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of this Agreement and the transactions contemplated hereby, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of one counsel (provided that if different Indemnified Parties are subject to different claims, actions, suits, proceedings or investigations, each Indemnified Party may select his or her own counsel which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation), promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of such matter.

                  (b) The Company shall maintain in effect until the Effective Time, in respect of acts or omissions occurring prior to the Effective Time and in the current coverage amounts, policies of directors' and officers' liability insurance and fiduciary insurance covering the persons described in
Section 5.11(a). For a period of five years following the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary insurance covering the Indemnified Parties who currently or at the Effective Time are covered by the Company's officers' and directors' liability insurance and fiduciary insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period exceed 300% of the premium paid by the Company for such insurance as of the date hereof, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 300% of such per annum rate as of the date hereof.

                  (c) The Surviving Corporation shall pay all reasonable costs and expenses, including attorney's fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.11.

                  (d) Notwithstanding Section 8.01, this Section 5.11 shall survive the consummation of the Merger and, notwithstanding Section 8.03, is intended to benefit, and shall be enforceable by, any person or entity entitled to be indemnified hereunder. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11.

         SECTION 5.12. NO FURTHER REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY; KNOWLEDGE OF KONA AND COLEMAN. In entering into this Agreement, Kona and Coleman: (i) acknowledge that, other than as set forth in this Agreement, the Disclosure Letter or the other documents required to be delivered by the Company or referred to herein, none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Kona or Coleman or their agents or representatives; (ii) agree, to the fullest extent permitted by law (except with respect to fraud), that none of the Company, its subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Kona or Coleman on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Kona or Coleman; and (iii) acknowledge that, as of the date hereof, neither they nor any Continuing Stockholder have any knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect.

         SECTION 5.13. FINANCING.

                  (a) In the event that the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter is terminated under circumstances where the conditions set forth in Article VI are otherwise satisfied (other than conditions that can only be satisfied at Closing), Kona shall use its commercially reasonable efforts to obtain alternative debt funding in an amount equal to the amount to be provided pursuant to the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter, in each case on terms and conditions substantially comparable to those provided in the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter, as applicable.

                  (b) Following the date hereof, any amendment, modification, termination or cancellation of the Senior Debt Financing or the Subordinated Financing, or any information (other than information which is known generally in the financial markets) that becomes known to Coleman or to Kona or any of its officers or directors that makes any such Person reasonably believe that it will be unlikely that the Senior Debt Financing or the Subordinated Debt Financing will be obtained on the terms set forth in the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter, respectively, shall be promptly disclosed to the Special Committee. Neither Coleman nor Kona or any of its officers or directors will knowingly attempt, directly or indirectly, to induce or encourage LBNA or KPP or any other applicable entity not to fund any of the financing provided for in the Senior Debt Commitment Letter or the Subordinated Debt Commitment Letter, as applicable.

                  (c) In no event shall the proceeds of the financings contemplated by the Senior Debt Commitment Letter and the Subordinated Debt Commitment Letter be used by the Company or the Surviving Corporation directly or indirectly to purchase or redeem shares of (i) Company Class A Common Stock held by the Continuing Stockholders, (ii) Company Class B Common Stock, or (iii) Class A common stock of the Surviving Corporation held by the Continuing Stockholders, Jean C. Coleman or The Coleman Limited Partnership.

         SECTION 5.14. CONTINUING STOCKHOLDERS. Coleman shall vote all shares of Company Class A Common Stock and Company Class B Common Stock that he beneficially owns (including, without limitation, shares held of record by The Coleman Limited Partnership, The Coleman Charitable Foundation and Jean C. Coleman) in favor of the Merger at the Stockholders' Meeting. Coleman shall use his best efforts to ensure that all other Continuing Stockholders vote all of their shares of Company Class A Common Stock and Company Class B Common Stock in favor of the Merger at the Stockholders' Meeting.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         SECTION 6.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing (such waiver by the Company based solely on approval by the Special Committee), by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability, or obligation to any Person):

                  (a) STOCKHOLDER APPROVAL. The Requisite Approval shall have been obtained.

                  (b) DISINTERESTED STOCKHOLDER APPROVAL. The Company shall have received the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock Held by the Disinterested Stockholders entitled to vote at the Stockholders' Meeting.

                  (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced, or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (d) GOVERNMENTAL APPROVALS. All consents, authorizations, orders, and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, except for the filing of the Certificate of Merger pursuant to Section 1.03.

                  (e)      [INTENTIONALLY OMITTED]

                  (f) OPINION OF FINANCIAL ADVISOR. The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee of the Company, dated March 1, 2004, or its consent for the Company to include the name of the Financial Advisor and a description of such opinion in the Company's
Schedule 13E-3 and Proxy Statement.

         SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company, such waiver based solely on approval by the Special Committee (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. For purposes of this Section 6.02(a), the accuracy of the representations and warranties of Kona and Coleman set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Kona and Coleman set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on (A) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Kona or of the Surviving Corporation; (B) the legality, validity, binding effect or enforceability of this Agreement, or (C) the ability of Kona to perform its obligations under this Agreement; PROVIDED THAT, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications. Kona shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

                  (b) RECEIPT OF CERTIFICATES OF KONA. The Company shall have received certificates executed (i) on behalf of Kona by an authorized officer of Kona and (ii) by Coleman, each certifying that the conditions set forth in Section 6.02(a) shall have been satisfied.

         SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF KONA AND COLEMAN. The obligations of Kona and Coleman to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Kona, on its behalf and on behalf of Coleman (it being understood that each such condition is solely for the benefit of Kona and Coleman and may be waived in writing by Kona in its sole discretion, on its behalf and on behalf of Coleman, without notice, liability or obligation to any Person):

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. For purposes of this Section 6.03(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of the Company set forth in Sections 3.01(b), 3.01(d) (solely as it relates to the authorized and outstanding capitalization of the Company), 3.01(e), and 3.01(f). There shall not exist any inaccuracies in the other representations and warranties of the Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; PROVIDED THAT, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "knowledge" of any Person shall be deemed not to include such qualifications. The Company shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

                  (b) RECEIPT OF CERTIFICATE OF THE COMPANY. Kona shall have received a certificate executed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 6.03(a) shall have been satisfied.

                  (c) THIRD PARTY CONSENTS. Kona shall have received evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under each contract listed in Section 6.03(c) of the Disclosure Letter.

                  (d) NO MATERIAL ADVERSE EFFECT. There shall not have occurred after the date hereof any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect.

                  (e) DISSENTERS. The aggregate number of shares of Class A Common Stock Held by the Dissenting Stockholders, other than Dissenting Stockholders who are also Continuing Stockholders, shall not exceed 10% of the total number of shares of Company Class A Common Stock on the Closing Date.

                  (f) FINANCING ARRANGEMENTS. Kona shall have consummated borrowings from one or more lenders (the "LENDER(S)") under terms satisfactory to Kona, which borrowings, when taken in the aggregate with other funds available to Kona, are received from the Lenders sufficient to pay the Total Cash Merger Consideration and all expenses and fees of Kona arising out of the negotiation, documentation, and consummation of the transactions contemplated hereby.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.01. TERMINATION. This Agreement may be terminated and the Merger abandoned:

                  (a) by mutual written consent duly authorized by the respective Boards of Directors of Kona and the Company;

                  (b) by either Kona, Coleman or the Company, if the Effective Time shall not have occurred on or before 182 days from the date hereof, PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (c) by either Kona, Coleman or the Company, if any federal, state or foreign court of competent jurisdiction or other Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to remove such judgment injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

                  (d) by either Kona, Coleman or the Company, if (i) the Requisite Approval is not obtained and (ii) the condition set forth in Section 6.01(b) has not been satisfied, in each case at the Stockholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement);

                  (e) by Kona or Coleman, if: (i) the Company shall have breached any representation, warranty, or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days after receipt by the Company of written notice of such breach (PROVIDED, HOWEVER, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(a) to be satisfied; (ii) the Stockholders' Meeting shall not have occurred on or before 180 days from the date hereof;
(iii) an Adverse Recommendation has occurred, or (iv) a Material Adverse Effect shall have occurred; and

                  (f) by the Company: (i) if Kona or Coleman shall have breached any representation, warranty or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days after receipt by Kona of written notice of such breach (PROVIDED, HOWEVER, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.02(a) to be satisfied; or (ii) in accordance with the terms and subject to the conditions of Section 4.02(a).

         SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company, Coleman or Kona as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Coleman or Kona, other than
Section 5.08, Section 5.11 this Section 7.02 and Article VIII and except for any material willful breach of this Agreement by any party hereto (which material willful breach and liability therefor shall not be affected by termination of this Agreement).

         SECTION 7.03. EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement. No such waiver by the Company shall be valid unless approved in advance by the Special Committee.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         SECTION 8.01. NON SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The warranties, representations and covenants of the Company, Kona and Coleman contained in or made pursuant to this Agreement shall not survive the Effective Time; PROVIDED, HOWEVER, that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.02. INDEMNITY BY THE COMPANY.

                  (a) INDEMNIFICATION. The Company shall indemnify, defend, and hold harmless Kona, its officers, directors, and stockholders, and their respective successors and permitted assigns (each solely in their capacity as such) and their representatives, attorneys, consultants and agents (individually, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") from and against any and all actual damages, costs, and expenses actually incurred (including reasonable attorneys' fees but excluding claims for consequential damages or claims for lost profit) ("DAMAGES") resulting from, arising from, or caused by any claims of current or former stockholders of the Company against Kona or its directors made in connection with or related to the Merger or any other transaction contemplated by this Agreement, or the execution and delivery of this

Agreement; PROVIDED, HOWEVER, that the foregoing indemnity agreement shall not apply to any Damages to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by Kona expressly for use in the Preliminary Proxy Statement, Proxy Statement, or the Schedule 13E-3 (or any amendment or supplement thereto).

                  (b)      CLAIMS PROCEDURES.

                           (i)      If any claim, action at law, or suit in
equity is instituted by a current or former stockholder of the Company against an Indemnified Party with respect to which an Indemnified Party would qualify for indemnification for any Damages under paragraph (a) of this Section 8.02 (an "ASSERTION"), such Indemnified Party shall give written notice to the Company of such Assertion with reasonable promptness. The failure to give the notice required by this paragraph (b) with reasonable promptness shall not relieve the Company of its indemnification obligations hereunder except to the extent that the Company is actually prejudiced as a result of the failure to give such notice.

                           (ii)     The Company shall have the right to defend
the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control the defense of such Assertion. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; PROVIDED, HOWEVER, that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnified Party and such Indemnified Party shall have received the written advice of counsel that there exist defenses available to such Indemnified Party that are materially different from those available to the Company and/or such officers or directors, the Indemnified Party shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary), reasonably acceptable to the Company, to participate in the defense of such action on its behalf, at the expense of the Company.

                           (iii)    The Indemnified Party and the Company shall
cooperate with each other to the fullest extent possible in regard to all matters relating to the Assertion, including corrective actions required by applicable law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Company and its Subsidiaries, and, if necessary, providing the Company and its counsel with any powers of attorney or other documents required to permit the Company and its counsel to act on behalf of the Indemnified Party.

                           (iv)     Neither the Indemnified Party nor the
Company shall settle any Assertion without the consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefore and nonetheless refuses to consent to such settlement, the Company shall cease to be obligated for such Assertion. Any compromise or settlement of the Assertion under this paragraph (b) shall include as an unconditional term thereof the giving by the claimant in question to the Company and the Indemnified Party of a release of all liabilities in respect of such Assertion.

                  (c) With respect to any Assertion hereunder, the amount recoverable by any Indemnified Party shall take into account any reimbursements realized by such Indemnified Party from insurance policies or other indemnification sources, arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of any Damages by the Company to any Indemnified Party, the Company shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by such Indemnified Party.

         SECTION 8.03. ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         SECTION 8.04. GOVERNING LAW. This Agreement shall be governed by and construed under the Delaware Law, without regard to the conflict of law principles of said State.

         SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

         SECTION 8.06. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         SECTION 8.07. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be delivered: (a) by hand; (b) by U.S. mail, certified mail, return receipt requested; or (c) by facsimile to the party to be notified, at the following address or facsimile number indicated for such party, or at such other address or facsimile number as such party may designate by ten (10) days' advance written notice to the other parties:

                  If to the Company or the Special Committee:

                           Integrity Media, Inc.

                           1000 Cody Road
                           Mobile, Alabama 36695
                           Attention: Jerry W. Weimer
                           Facsimile Number: (251) 776-5199

                           Jimmy M. Woodward
                           c/o Flowers Foods
                           1919 Flowers Circle
                           Thomasville, Georgia 31757
                           Facsimile Number: (229) 225-3808

                           with copies to:

                           (prior to April 12, 2004)
                           Jones Day
                           3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308
                           Attention: Lizanne Thomas
                           Facsimile Number: (404) 581-8330

                           (after April 12, 2004)
                           Jones Day
                           Pershing Park Plaza
                           Suite 800
                           1420 Peachtree Street, N.E.
                           Atlanta, Georgia 30309-3053
                           Attention: Lizanne Thomas
                           Facsimile Number: (404) 581-8330

                  If to Kona or Coleman:

                           Kona Acquisition Corp.
                           c/o Integrity Media, Inc.
                           1000 Cody Road
                           Mobile, Alabama 36695
                           Attention: P. Michael Coleman
                           Facsimile Number: (251) 776-5199

                           with copies to:

                           Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309
                           Attention: Alexander W. Patterson

                           Facsimile Number: (404) 253-8289

Notices shall be deemed to have been given and served: (i) where delivered by hand, at time of delivery; (ii) where delivered by U.S. mail, on acknowledgment of receipt as shown by the date indicated on the return receipt as having been received; and (iii) where delivered by facsimile, 24 hours after transmission confirmation by the transmitting machine unless, within those 24 hours the intended recipient has informed the sender that the transmission was received in an incomplete or garbled form, or the transmission report of the sender indicates a faulty or incomplete transmission. If such receipt is on a day that is not a working day or is later than 5 p.m. (local time) on a working day, the notice shall be deemed to have been given and served on the next working day.

         SECTION 8.08. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to Kona or Coleman, on one hand, or the Company on the other hand, upon any breach or default of the other party or parties under this Agreement shall impair any such right, power, or remedy of the non-breaching or non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence thereto, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Kona or Coleman, on one hand, or the Company on the other hand, of any breach or default under this Agreement, or any waiver on the part of Kona or Coleman, on one hand, or the Company on the other hand, of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

         SECTION 8.09. EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         SECTION 8.10. AMENDMENTS AND WAIVERS. This Agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that, upon obtaining the Requisite Approval, no amendment shall be made that by law requires further approval by the stockholders of the Company, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, Kona or the Company may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver by the Company shall be valid unless approved in advance by the Special Committee. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

         SECTION 8.11. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

         SECTION 8.12. ENTIRE AGREEMENT. This Agreement, the documents referred to herein and the documents delivered in connection herewith constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

         SECTION 8.13. DEFINITIONS. For purposes of this Agreement:

                  (a) an "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) a "BUSINESS DAY" means a day other than a Saturday, Sunday or federal holiday;

                  (c) a "COMPANY OPTION" means an option to purchase shares of Company Class A Common Stock issued pursuant to the Integrity Media, Inc. 2002 Stock Option Plan for Outside Directors, Integrity Media, Inc. 2001 Long-Term Incentive Plan, Integrity Incorporated 1999 Long-Term Incentive Plan, Integrity Music, Inc. Long-Term Incentive Plan adopted in 1994 and Integrity Music, Inc. 1994 Stock Option Plan for Outside Directors;

                  (d) a "CONTINUING STOCKHOLDER" means the following holders of Company Class A Common Stock and/or Company Options: Coleman, Jerry
W. Weimer, Donald J. Moen, Daniel D. McGuffey, Keith J. Manwaring, Chris E. Thomason, Robert E. Rist, Donald S. Ellington, Jeff Friend, Robert Brenner, Todd Burkhalter, Debra Mayes, Doug Meduna and Joyce O'Connor;

                  (e) a "DISINTERESTED STOCKHOLDER" means a holder of Company Class A Common Stock that is neither (i) affiliated with the Company as an officer or director, (ii) a Continuing Stockholder, nor (iii) The Coleman Charitable Foundation;

                  (f) a "GOVERNMENTAL ENTITY" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

                  (g) "HELD" means having the power to vote or dispose, or to direct the voting or disposition, of Company Class A Common Stock or Company Class B Common Stock, PROVIDED, HOWEVER, that no Person will be deemed to have Held shares of Company Class A Common Stock or Company Class B Common Stock with respect to which such Person has an obligation to forward communications to beneficial owners pursuant to Rule 14b-1 or Rule 14b-2 promulgated under the Exchange Act;

                  (h) "HELD OF RECORD" has the meaning assigned in Rule 12g5-1 under the Exchange Act, as interpreted by the SEC;

                  (i) as it relates to the Company, "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, or refers to, the actual knowledge of the Continuing Stockholders;

                  (j) a "MATERIAL ADVERSE EFFECT" on or with respect to the Company means any state of facts, change, development, effect or occurrence (any such item, an "EFFECT") that is, or is likely to be, materially adverse to (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of the Company to perform its obligations under this Agreement; PROVIDED, HOWEVER, that for purposes of clause (i) of this definition, an Effect shall be deemed to be "materially adverse" only if it will, or would reasonably be expected to, cost the Company (or reduce its value by) an amount equal to or in excess of $750,000; PROVIDED, FURTHER, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to the Company: (A) actions or omissions of the Company or any Subsidiary of the Company taken with the prior consent of Kona or Coleman; (B) any change in the price or trading volume of Company Class A Common Stock in and of itself (but not any Effect underlying such change); (C) any Effect to the extent (I) resulting from changes affecting the United States economy in general or (II) generally affecting the industries in which the Company operates, except, in the case of this clause
(C)(II), if the impact on the Company's business is materially disproportionate to the impact on the business of other entities operating in such industries;
(D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions; (E) any Effect to the extent resulting from the announcement or pendency of the Merger (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger); or (F) any changes from the date of this Agreement in any laws, orders, rules or regulations of any Governmental Entity, or accounting regulations and principles, applicable to the Company;

                  (k) a "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity;

                  (l) a "NON-CONTINUING STOCKHOLDER" means any holder of Company Class A Common Stock or Company Options that is not a Continuing Stockholder; and

                  (m) a "SUBSIDIARY" of any Person means another Person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

         SECTION 8.14. INTERPRETATION. When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof' shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

         SECTION 8.15. CONSENT TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally
(A) agrees not to commence any such action or proceeding except in such courts,
(B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.07. Nothing in this

Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 8.16. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

                            [SIGNATURE PAGE FOLLOWS ]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed personally or by a duly authorized representative thereof, all as of the date first written above.

                                           COMPANY:

                                           Integrity Media, Inc.

                                           By:   /s/ Donald S. Ellington
                                              ----------------------------------
                                              Donald S. Ellington
                                              Senior Vice President of Finance
                                              and Administration

                                           KONA:

                                           Kona Acquisition Corp.

                                           By:   /s/ P. Michael Coleman
                                              ----------------------------------
                                              P. Michael Coleman
                                              President

                                           COLEMAN:

                                                 /s/ P. Michael Coleman
                                           -------------------------------------
                                           P. Michael Coleman